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Exhibit 21.1

SUBSIDIARIES OF RA PHARMACEUTICALS, INC.

Name	Jurisdiction of Organization	Ownership Percentage
Cosmix Verwaltungs GmbH	Germany	100%
Ra Europe Limited	United Kingdom	100%
Ra Pharmaceuticals Security Corporation	USA—MA	100%

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  Exhibit 21.1
SUBSIDIARIES OF RA PHARMACEUTICALS, INC.